Exhibit 4(i)
GLOBAL SUPPLEMENTAL INDENTURE

BY

GENERAL ELECTRIC CAPITAL CORPORATION

GENERAL ELECTRIC COMPANY,
as Parent Guarantor,

 AND
THE BANK OF NEW YORK MELLON
 as Trustee
Global Supplemental Indenture (this "Supplemental Indenture"), dated as of April 10, 2015, among General Electric Capital Corporation, a Delaware corporation (the "Company"), General Electric Company, a New York corporation (the "Parent Guarantor") and The Bank of New York Mellon, as successor trustee (the "Trustee").
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 1, 1982, between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Original Indenture"), as supplemented and amended by the First Supplemental Indenture dated as of March 1, 1988, the Second Supplemental Indenture dated as of June 30, 1989, the Third Supplemental Indenture dated as of April 1, 1990, the Fourth Supplemental Indenture dated as of April 1, 1990, the Fifth Supplemental Indenture dated as of August 31, 1990, the Sixth Supplemental Indenture dated as of October 31, 1990, the Seventh Supplemental Indenture dated as of September 10, 1991, the Eighth Supplemental Indenture dated as of February 26, 1992, the Ninth Supplemental Indenture dated as of May 12, 1992 and the Tenth Supplemental Indenture dated as of April 1, 1994 (the Original Indenture, as so amended and supplemented, the "First Indenture");
WHEREAS, the First Indenture has been amended and restated, solely for purposes of Securities issued from and after the date thereof, by the Amended and Restated Indenture dated as of June 1, 1994 between the Company and The Bank of New York, as successor trustee, as supplemented by the Instrument of Assignment, Appointment and Acceptance dated as of May 15, 1995, among the Company, The Bank of New York and The Chase Manhattan Bank (National Association), as successor trustee (the First Indenture, as so amended, restated and supplemented, the "Second Indenture");
WHEREAS, the Second Indenture has been further amended and restated, solely for purposes of Securities issued from and after the date thereof, by the Second Amended and Restated Indenture dated as of June 1, 1994 between the Company and The Chase Manhattan Bank (National Association), as successor trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 1996 (the Second Indenture, as so amended, restated and supplemented, the "Third Indenture");
WHEREAS, the Third Indenture has been further amended and restated, solely for purposes of Securities issued from and after the date thereof, by the Third Amended and Restated Indenture dated as of February 27, 1997 between the Company and The Chase Manhattan Bank, as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001, the Third Supplemental Indenture dated as of November 22, 2002, the Fourth Supplemental Indenture dated as of August 24, 2007, the Fifth Supplemental Indenture dated as of December 2, 2008 and the Sixth Supplemental Indenture dated as of April 2, 2009 (the Third Indenture, as so amended, the "Fourth Indenture," and together with the First Indenture, the Second Indenture and the Third Indenture, the "Indentures");
WHEREAS, the Company proposes to amend the Indentures to add a full, irrevocable and unconditional guarantee from the Parent Guarantor of the payment of the principal (including premium, if any) of and any interest on any and all Securities (with an original stated maturity in excess of 270 days) issued by the Company pursuant to the Indentures, provided such Securities are outstanding on the date of this Supplemental Indenture (such Securities, "Guaranteed Debt Securities"), as contemplated by this Supplemental Indenture (such amendments, collectively, the "Amendments"), and has requested that the Trustee join in the execution of this Supplemental Indenture;
WHEREAS, pursuant to Section 10.01(e) of each Indenture, without the consent of the holders of any of the Securities at the time Outstanding, the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to such Indenture to make such other provisions in regard to matters or questions arising under such Indenture which shall not adversely affect the interests of the holders of any Outstanding Securities or Coupons;
WHEREAS, the Amendments do not adversely affect the interests of the holders of any Outstanding Securities or Coupons;
WHEREAS, the Company has requested that the Trustee execute this Supplemental Indenture;
WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel to the effect that this Supplemental Indenture is authorized or permitted by the Indentures and that all conditions precedent provided for in the Indentures relating to the execution and delivery of this Supplemental Indenture have been complied with;
WHEREAS, pursuant to Section 10.01(e) of each Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized in all respects and all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms and a valid amendment of and supplement to the Indentures have been duly performed and complied with;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree as follows:
Section 1.  Definition of Terms.
(a)            This Supplemental Indenture constitutes an integral part of each Indenture.
(b)            Capitalized terms used herein without definition shall have the meanings assigned to them in the applicable Indenture.
(c)            The singular includes the plural and vice versa.
(d)            The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
Section 2.  Amendments. Effective as of the date hereof, each Indenture is hereby amended as set forth in this Section 2.
(a)            Section 1.01 of each Indenture is hereby amended by adding the following definitions thereto in the appropriate alphabetical locations:
"Global Supplemental Indenture" means that certain Global Supplemental Indenture to this Indenture, dated as of April 10, 2015, among the Company, the Parent Guarantor and the Trustee.
"Guaranteed Debt Security" means any and all Securities (with an original stated

maturity in excess of 270 days) issued by the Company pursuant to this Indenture; provided that such Securities are outstanding as of the date of the Global Supplemental Indenture.
"Parent Guarantee" has the meaning set forth in Section 15.01 of this Indenture.
"Parent Guarantor" means General Electric Company, a New York corporation, and its successors and assigns.
(b)      Section 14.03 of each Indenture is hereby amended by adding the following at the end of the first sentence thereto:
", with a copy to: General Electric Company, 201 High Ridge Road, Stamford, CT 06927, Attention: Senior Vice President and Treasurer at facsimile number 203-585-1191."
(c)      A new Article Fifteen is hereby added to each Indenture:
"ARTICLE FIFTEEN
GUARANTEES
Section 15.01.  Parent Guarantee.
(a)            The Parent Guarantor hereby fully, irrevocably and unconditionally guarantees (the "Parent Guarantee") the payment of the principal (including premium, if any) of and any interest (together with any additional amounts payable in respect of withholding for or on account of taxes and other governmental charges, to the same extent, and subject to the same limitations and requirements under, this Indenture that would be required under this Indenture if the payment were being made by the Company) on each Guaranteed Debt Security, as the same shall become due and payable after any applicable grace period (whether at maturity or upon redemption, declaration or otherwise), to each Securityholder entitled to receive such payments under the Guaranteed Debt Securities (as determined by this Indenture) and to the Trustee.
(b)            The Parent Guarantor hereby agrees that its obligations hereunder shall be irrevocable and unconditional, irrespective of the validity, legality or enforceability of any Guaranteed Debt Security to which the Parent Guarantee applies, the absence of any action to enforce such Guaranteed Debt Security, the recovery of any judgment against the Company or any action to enforce the same or any insolvency, bankruptcy, reorganization or similar proceeding of or with respect to the Company or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Parent Guarantor hereby expressly waives, to the fullest extent permitted by applicable law, all rights of setoff, recoupment and counterclaim (provided that nothing herein shall prevent the assertions of such claims by separate suit or compulsory counterclaim), the benefit of any statute of limitations affecting the Parent Guarantor's liability hereunder, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or insolvency, bankruptcy, reorganization or similar proceeding of or with respect to the Company, any right to require a proceeding first against the Company, protest or notice with respect to said Guaranteed Debt Security or the indebtedness evidenced thereby and all demands whatsoever and covenants that the Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Parent Guarantee.  The Parent Guarantor hereby further expressly waives all other defenses or benefits with respect to the Parent Guarantee that may be afforded by applicable law limiting the liability of or exonerating guarantors as sureties.
(c)            An Event of Default under, non-payment of or acceleration of any series of the Guaranteed Debt Securities shall entitle the Securityholders thereof to exercise their rights and remedies against the Parent Guarantor under the Parent Guarantee in the same manner and to the same extent as they have the right to do so against the Company under the terms of this Indenture as originally executed (as amended pursuant to its terms).  If any principal or interest on any

 Guaranteed Debt Security is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar proceeding of or with respect to the Company, the Parent Guarantor's obligations hereunder with respect to such payment will be reinstated as though such payment has been due but not made at such time.
(d)            Until the Securityholder of said Guaranteed Debt Security has received, from the Company or out of its assets, or from the Parent Guarantor or out of its assets, moneys which such Securityholder is entitled to retain for its own account, equal in the aggregate to the unpaid principal amount of (including premium, if any, on) said Guaranteed Debt Security plus all accrued and unpaid interest (together with additional amounts, if any) thereon, the Parent Guarantor will remain liable on the Parent Guarantee.
(e)            The Parent Guarantor shall be subrogated to all rights of the Securityholder of the Guaranteed Debt Security to which the Parent Guarantee applies against the Company in respect of any amounts paid by the Parent Guarantor pursuant to the provisions of the Parent Guarantee; provided that the Parent Guarantor shall not be entitled to enforce or receive any payment arising out of, or based upon, such right of subrogation until all amounts due on or to become due on or in respect of all the Guaranteed Debt Securities to which the Parent Guarantee relates shall have been paid in full or duly provided for.
(f)            The Parent Guarantee constitutes a guarantee of payment and not collection and is unsecured and ranks equally and ratably with all other unsecured obligations of the Parent Guarantor.
(g)            The Parent Guarantor hereby represents and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of the Parent Guarantee, and to constitute the same the legal, valid and binding obligation of the Parent Guarantor enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors or by general principles of equity, including the limitation that specific performance, being an equitable remedy, is discretionary and may not be ordered, have been done and performed and have happened in compliance with all applicable laws.
(h)            No recourse for the payment on the Parent Guarantee, or for any claim based hereon or otherwise in respect hereof, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Parent Guarantor or of any successor corporation, either directly or through the Parent Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
(i)            The Parent Guarantor shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless: (1) in case the Parent Guarantor shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which the Parent Guarantor is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Parent Guarantor substantially as an entirety shall be a corporation, partnership, limited liability company, trust or other entity, and shall expressly assume, pursuant to a supplemental indenture in form satisfactory to the Trustee, all obligations under the Parent Guarantee, and (2) upon any such assumption, the surviving entity shall have delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(j)            Upon any consolidation of the Parent Guarantor with, or merger of the Parent Guarantor into, any other person or any conveyance, transfer or lease of the properties and assets of the Parent Guarantor substantially as an entirety, the successor person formed by such consolidation or into which the Parent Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under the Parent Guarantee with the same effect as if such successor person had been named as the Parent Guarantor herein; and in the event of any such conveyance or transfer (other than a lease) the Parent Guarantor shall be discharged from all obligations and covenants under the Parent Guarantee and may be dissolved and liquidated.
(k)            The foregoing Guarantee shall automatically terminate in the event the Parent Guarantor assumes all obligations of the Company under, or as a guarantor of, the Guaranteed Debt Securities, whether by operation of law or otherwise.
(l)            Notwithstanding anything to the contrary in this Indenture (including, for the avoidance of doubt, Section 10.02 hereof), this Section 15.01 may be amended without the consent of any Securityholder including, for the avoidance of doubt, any Securityholder entitled to receive payments under the Guaranteed Debt Securities (as determined by this Indenture), to add the holders of additional classes of debt as third party beneficiaries of the Parent Guarantee or in a manner not adverse to any such Securityholder."
Section 3.  Effectiveness. This Supplemental Indenture shall become effective and binding as of the date hereof on the Company, the Parent Guarantor, the Trustee and every holder of Securities heretofore or hereafter authenticated and delivered under the Indentures.  All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, each Indenture.  Each reference in any Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to such Indenture as amended and supplemented by this Supplemental Indenture, unless the context otherwise requires. Each Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 4.  Ratification of Indentures. Except as expressly amended hereby, the Indentures are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.
Section 5.  No Recourse Against Others. No past, present or future director, officer employee, incorporator, stockholder or agent of the Company or the Parent Guarantor, in each case as such, shall have any liability for any obligations of the Company or the Parent Guarantor under the Securities, any guarantees, the Indentures or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.
Section 6.  Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 7.  Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
Section 8.  Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 9.  The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, and shall be entitled to all the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.
Section 10.  Successors and Assigns. All agreements of the Company and the Parent Guarantor in this Supplemental Indenture shall bind their respective successors and assigns, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 11.  Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Kathleen J. Yoh
Name: Kathleen J. Yoh
Title: Vice President and Assistant Treasurer

GENERAL ELECTRIC COMPANY, as Parent Guarantor
By:	/s/ Daniel C. Janki
Name: Daniel C. Janki
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee
By:

/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Supplemental Indenture (Ref E1)]